For:

Educational Video Conferencing, Inc.    Financial Communications Associates,Inc.
For More Information Contact:           Analyst Contact: David R. Evanson
Dr. Arol I. Buntzman, Chairman &        Media Contact:  Peter Winicov
Chief Executive Officer                 (610) 649-3604
(914) 787-3500

For Immediate Release

EVCI Acquires 111-Year-Old Interboro Institute

     Interboro Institute acquisition to assist EVCI's offering of specialized coursework--including computer training--to non-traditional and economically disadvantaged students

     YONKERS, N.Y.--(BUSINESS WIRE)--Jan. 20, 2000-- Educational Video Conferencing, Inc. (Nasdaq: EVCI; PCX: EVI; BSE: EVI), the leading broadband and Internet aggregator of educational content delivered via live, two-way interactive, high-speed multipoint connections, has enhanced its ability to deliver a career-based college education by purchasing Interboro Institute on January 14, 2000.

     Interboro Institute, founded in 1888, is a two-year college at 456 West 56th St. in mid-town Manhattan, New York. It is currently authorized by the New York State Board of Regents to grant several degrees, including the Associate of Occupational Studies Degree in Business Administration (accounting and business management), Ophthalmic Dispensing, Paralegal Studies, Administrative Secretarial Arts (executive, legal, correspondence or medical secretary) and Security Services and Management. It also offers a concentration in computer technology in its business management major. The student body primarily consists of non-traditional students who pay their tuition using federal (PELL) and New York State (TAP) tuition grants. Expanding EVCI's educational content.

     "Acquiring  this  education  provider  was  motivated  primarily  by EVCI's increasing need for additional sources of educational content in order to service its rapidly expanding outreach programs and, additionally EVCI's belief that Interboro can contribute meaningful revenues and income to EVCI's consolidated results," according to Dr. Arol I. Buntzman, EVCI Chairman and CEO. As part of its business construct, EVCI now services non-traditional and economically disadvantaged students through interactive, video-conferenced courses distributed via high-speed Internet connections to churches, Head Start facilities and schools throughout the New York City area and in Rochester, NY.

     "Acquiring Interboro further extends our comprehensive, degree-program offerings into highly specialized areas," notes Dr. John J. McGrath, EVCI's president. "It also allows EVCI to encourage non-traditional students, once they complete their two-year degree, to further advance their education by applying that work to one of the four-year degree programs in our rapidly growing network of educational providers," he adds.

Marriage of old and new

     "This is a perfect marriage of the old and the new that will greatly enhance the growth of both organizations," says Dr. Buntzman. "We are very fortunate to be able to take advantage of this unique opportunity," Buntzman continued, noting that "Interboro compliments perfectly with our strategic business plan. This school pioneered providing quality education to non-traditional students, just as EVCI is doing today."

Helping EVCI's top and bottom lines

     EVCI expects the acquisition of Interboro to significantly increase consolidated revenues and contribute to its bottom line as soon as the first quarter of 2000. Interboro Institute is emerging from a difficult financial period in the wake of a long-standing dispute with New York State authorities regarding student eligibility for state financial aid during student school years 1989-1992. Six million dollars in disallowance of TAP funds resulted from a dispute with the state, which disallowed certain TAP grants. TAP grants are contingent on the recipients achieving certain scores on standardized tests. The school and the state differed on whether all criteria had been met. After protracted and expensive litigation spearheaded by the former owner of Interboro, New York State's audit findings were upheld.

     Because of the TAP disallowance by state authorities, Interboro reported a $3.5 million loss, rather than a $1.3 million pre-tax income, on sales of $6.1 million after accounting for disallowance of TAP funds for the fiscal year ended June 30, 1999.

     All but $789,000 of the disputed $6 million, which includes interest, has been repaid by Interboro by December 31, 1999. However, the former owner decided either to sell or to close Interboro, thus creating an opportunity for EVCI to acquire the school through utilization of the school's cash flow. EVCI has reached an oral agreement with the State of New York to offset the remaining liability out of future reimbursable TAP funds. Based on current enrollment, EVCI believes this obligation will be satisfied in full by the second quarter of 2000. Management believes that all past tracing shortfalls that led to the disallowance have been corrected. Under EVCI management Interboro will carefully monitor compliance with PELL and TAP programs.

Prior years' revenues and profits

     Without the difficulties engendered by the former owner's disallowance with the state, the school would have continued to maintain its profitability. The most recent financial statements (unaudited), for example, show that in the six months ended December 1999, Interboro reported approximately $800,000 in pre-tax profits on sales of $3.4 million.

     Purchase  Price

     The purchase price for all of the outstanding stock of Interboro Institute consists of liabilities in excess of assets of approximately $580,000, a payment of $672,000 in the future, and 50% of the Institute's earnings before interest, taxes, debt and amortization (EBITDA) during the three fiscal years beginning July 1, 2000 or January 1, 2001 (if EVCI elects to change Interboro's fiscal year to a calendar year). Payments of the $672,000 may begin in the year 2001, if certain goals as described in the purchase agreement are achieved. Payments of the 50% of EBITDA may begin no earlier than the fourth quarter of 2001. Any governmental tuition grant disallowances relating to periods prior to the acquisition will reduce the unpaid portion of the purchase price to the seller dollar for dollar. EVCI also has infused into Interboro approximately $1,000,000 for working capital in order to satisfy certain net worth and other financial requirements.

Near-term benefits to EVCI and to Interboro

     Because EVCI will provide Interboro with high-speed, Internet video conferencing technology equipment, as well as know-how regarding video conferencing teaching methods, Interboro will be positioned to offer its degree programs beyond New York City to a much larger target market. The distribution of this educational content will inure to the benefit of both EVCI and Interboro. For example, Interboro will also be able to provide throughout New York state continuing education recently required by the state in the fields of ophthalmic dispensing and security management, both of which are areas of Interboro concentration. EVCI also expects to significantly increase enrollment on campus.


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More About  Educational Video  Conferencing,  Inc.

     EVCI is a leading high bandwidth and Internet aggregator of educational content. EVCI delivers accredited college courses, certificates and degree programs, as well as professional development programs to corporations, government agencies, community groups, and the public at large. With live interactive multimedia video conferencing, the instructor can see and hear the students as the students see and hear each other and the instructor. EVCI can deliver courses and programs to conference and training rooms equipped for video conferencing and to any personal computer equipped with video conferencing capability. EVCI at present offers more than 100 degree programs, including over 1,000 courses.

     EVCI clients include Merrill Lynch, Citibank, N.A., Lockheed Martin Corp., AIG, Travelers, among other Fortune 100 companies. Educational institutions that provide content include St. John's University, Adelphi University, Manhattan College, The College of Insurance, Mercy College, Concordia College, Kaplan Educational Centers, Dearborn Institute, Touro College/Touro University (including Touro Law School), and Interboro Institute. EVCI also has multi-year co-marketing agreements with We Media, Inc. and Bell Atlantic, among others.

                                     # # #

     Statements in this press release about expected growth, revenues and cash flow, repayment of remaining TAP debt, other near term benefits to EVCI and Interboro, increases in Interboro's campus enrollment and prospects for lnterboro's offering continuing education programs constitute forward-looking information. Factors that could affect actual results include the risk of insufficient demand for Interboro courses and programs via video conferencing, the possibilities of PELL and TAP disallowances, competition and other factors discussed in EVCI's prospectus dated